Filed Pursuant to Rule 433

Registration No. 333-138755

333-138755-01

Final Term Sheet

December 14, 2006

Textron Financial Corporation

$25,000,000 Floating / Fixed Rate Notes due 2008

Issuer:	Textron Financial Corporation
Issue of Securities:	Medium-Term Notes, Series F due December 21, 2008
Principal Amount:	$25,000,000
Trade Date:	December 14, 2006
Settlement Date:	December 21, 2006
Maturity Date:	December 21, 2008
Issue Price:	100.000%
Coupon:	3-month LIBOR + 10 bps for the period from December 21, 2006 to December 21, 2007, and 5.05% for the period from December 21, 2007 to December 21, 2008
Interest Payment Dates:	Quarterly on the 21st of each March, June, September and December
Optional Redemption:	The Notes can be redeemed for 100% of their principal amount on December 21, 2007, with 10 calendar days notice
CUSIP:	88319QK93
Agent:	Deutsche Bank Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.

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